Exhibit 10.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made effective for all purposes and in all respects as of the date referenced below, by and between BRINK'S INCORPORATED (hereinafter referred to as "Brink's") and Michael Beech (hereinafter referred to as "Consultant") (together, the "Parties").

WHEREAS, Brink's desires to engage Consultant to perform certain tasks, duties and/or services as shall be assigned to Consultant by Brink's from time to time;

WHEREAS, Consultant desires to be so engaged by Brink's; and

WHEREAS, Brink's and Consultant desire to set forth in writing the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, hereby agree as follows:

1.Duties of Consultant. Consultant shall perform professional consulting services relating to operational excellence, global security, Brink's business systems, and such other projects as are assigned to Consultant by Brink's. Nothing contained herein shall require Brink's to engage Consultant for a minimum number of hours/days or be deemed to be a guarantee to Consultant of a minimum number of hours or days of engagement by Brink's.

2.Term of Engagement. The term of Consultant's engagement hereunder (the “Term” shall commence as of April 1, 2023 and shall continue until the Expiration Date of December 31, 2023, or until either party provides 14 days prior written notice to the other of its desire to terminate such engagement, whichever occurs first. Notwithstanding the foregoing, the termination of this Agreement for any reason shall not terminate or in any way affect Consultant's covenants and obligations set forth in sections 5, 6, 7 and 8 hereof.

3.Compensation. Subject to compliance by Consultant with this Agreement, Brink's shall pay Consultant the compensation of $400 per hour, less any tax withholdings required by law, paid monthly via invoice. During the Term, Brink's shall not be obligated, under any circumstances, to pay for, or keep in effect, any hospitalization, health, life or other insurance for the benefit of Consultant, to pay any employment or similar taxes, or to provide any benefits that Brink's provides to its employees. The consultant shall bill in4 hour increments (limited to two (2) such increments per day, with payment not to exceed $3200 per day) and provide correct and complete invoices to Brink's every thirty (30) days with respect to the services provided and expenses (if any) to be reimbursed during such period. Payment shall be due within sixty (60) days of the receipt by Brink's of such invoice.

4. Expenses Incurred. During the Term, Brink's shall pay or promptly reimburse Consultant for all reasonable business expenses paid or incurred by Consultant in connection with the performance of Consultant's duties hereunder (as determined at the sole discretion of

Brink's), upon presentation of expense statements, vouchers or other evidence of expenses as required by Brink's Travel and Entertainment Policy. Consultant shall submit a weekly report, in a form to be determined by Brink's, of his eligible incurred expenses to the attention of Mark Eubanks, or his/her designee.

5.Treatment of Information.

A.Consultant acknowledges that Consultant shall or may be making use of, viewing and adding to confidential information of a special and unique nature and value relating to such matters as Brink's business practices, plans and controls, pricing information, payroll and benefit information, trade secrets, systems, designs, methods, computer software programs, documentation, manuals, white papers, financial reports, forecasts: budgets, other confidential reports and communications and lists of and information and data relating to employees and their families and/or dependents, suppliers, customers and prospects ("Confidential Information"). Consultant further acknowledges that any information and materials received by Brink's from third parties in confidence shall be included in the definition of Confidential Information. Consultant agrees that Consultant shall not directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information to any third party. As any breach by Consultant of its covenants and agreements in this section may cause irreparable injury to Brink’s that cannot be redressed by the payment of monies, Brink's shall be entitled to enjoin any such threatened or continuing violation. Consultant acknowledges that Brink's holds all right, title, and interest in and to all tangible and intangible incidents of the Confidential Information, including, without limitation, all business practices and plans, trade secrets, copyrights, patent rights and derivative works pertaining thereto, and that this agreement conveys to Consultant only a limited right to use the Confidential Information in the course of performing this Agreement. Such right is fully revocable in accordance with the provisions of this Agreement. Consultant further agrees that, except for such right of use, he shall not assert any right, title, or interest in or to the Confidential Information and shall hold all Confidential Information in strict confidence. Consultant further agrees that, from time to time, he may provide assistance, information, knowledge or expertise to Brink's to assist Brink's in litigation or in anticipation of litigation and Consultant further agrees that such assistance will be provided pursuant to all applicable privileges, including but not limited to the work product privilege and the joint defense privi1ege. Consultant agrees to preserve the confidentiality of such assistance, information, knowledge and expertise in keeping with those privileges and further agrees not to disclose such information without the consent of Brink's unless ordered to do so by a court of competent jurisdiction.

B.Confidential Information shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which Brink's is a party or a beneficiary or (iii) any duty owed to Brink's by Consultant or any third party; provided, however, that Consultant hereby acknowledges and agrees that if Consultant shall seek to disclose, divu1ge, reveal, report, publish, transfer or use any Confidential Information to any third party,

Consultant shall bear the burden of proving that any such information would have become publicly available without any such breach. Disclosure of Confidential Information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency; provided, however, that (i) Consultant shall first have given prompt notice to Brink's of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) Brink's shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. Consultant agrees.to return all Confidential Information in Consultant's possession or under Consultant's control at the request of Brink's or, in the absence of such a request, upon the termination of this Agreement. Consultant further agrees to consent to such background screenings and drug tests as may be required to receive clearance to view and use any such Confidential Information.

C.Protected Rights. Consultant understands that nothing contained in this Agreement limits Consultant’s ability to file a charge or complaint with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor (including the Occupational Safety and Health Administration), and any other federal, state, or local governmental regulatory or law enforcement agency ("Government Agencies"). Consultant further understands that nothing in this Agreement limits Consultant's ability to communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or approval from the Company. Consultant can provide confidential information to Government Agencies without risk of being held liable by Company for liquidated damages or other financial penalties. This Agreement also does not limit Consultant's right to receive an award for information provided to any Government Agencies.

6.Ownership of Information and Materials. Consultant covenants and agrees that all right, title and interest in any findings, reports, inventions, writings, disclosures, discoveries, computer code, developments and improvements written, invented, made or conceived by Consultant in the course of or arising out of this Agreement (hereinafter referred to as "Work Product") shall remain the sole and exclusive property of Brink's and shall be a work made for hire. Consultant agrees to disclose all Work Product to Brink's and agrees to execute any instruments and to do all other things reasonably requested by Brink's (both during and after Consultant's engagement by Brink's) in order to vest more fully in Brink's all ownership rights in Work Product. Consultant shall have written confidentiality and assignment of intellectual property rights agreements in place ·with any of its employees, agents, contractors or consultants who do any work related to this Agreement so as to make this Agreement enforceable against such its employees, agents, contractors or consultants.

Any provision of materials or equipment to Consultant by Brink's shall be at Brink's sole discretion. However, to the extent they are provided, Consultant understands and agrees that any such materials or equipment provided by Brink's to him for use in connection with this Agreement, (including but not limited to any computers) are the sole property of

Brink's. Consultant agrees that all such materials and equipment will be used only for the provision of services to Brink's under this Agreement and will be immediately returned to Brink's upon the termination of this Agreement or upon request from Brink's.

7. No Prior Agreements. Consultant represents that Consultant's performance under this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Consultant in confidence, trust or otherwise prior to Consultant's engagement by Brink's) to which Consultant is a party or by the terms of which Consultant may be bound. Consultant covenants and agrees that Consultant shall not disclose to Brink's, or induce Brink's to use, any such proprietary information, knowledge or data belonging to any previous employer or client or others.

8.Notices. Any notice required to be given hereunder shall be sufficient if in writing, and received by overnight courier service (with proof of service) or certified or registered mail (return receipt requested, first-class postage prepaid), in the case of Consultant, to Consultant's address, in the case of Brink's, to P.O. Box 18100, 1801 Bayberry Court, Richmond, Virginia 23226-8106, attention "Brink's Legal Department."

9.General. This Agreement contains the entire agreement and understanding by and between the Parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. This Agreement shall be binding upon, and shall inure to the benefit of, Brink's and Consultant, and their respective successors. However, Consultant may not assign this agreement or any duties hereunder without the express written authorization of Brink's. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. Neither party shall be liable for the failure to perform its obligations under this Agreement due to events beyond such party's reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God or acts in compliance with any applicable law, regulation or order (whether valid or invalid) of any court or governmental body. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time.

10.Venue. Any legal action taken by either party shall take place before the courts of the City of Richmond, VA and the parties hereby submit to the jurisdiction of such courts for the adjudication of any dispute hereunder.

IN WITNESS WHEREOF, Brink's and Consultant have duly executed this Agreement intending to be bound thereby.

Brink’s, Incorporated                Consultant

By:     /s/ Mark Eubanks                By:    /s/ Michael Beech

Dated:     April 11, 2023                    Dated:      April 10, 2023

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